Exhibit 99.01

Versant Contact:

Jerry Wong

Chief Financial Officer

Versant Corporation

1-800-VERSANT

650-232-2400

Versant Announces Quarterly Net Income of $0.9 Million

Revenues of $4.4 million for Q4 2010

Redwood City, California, December 1, 2010 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, today announced its financial results for its fourth fiscal quarter and fiscal year ended October 31, 2010 and certain other matters.

Results for Fourth Quarter Ended October 31, 2010

For the quarter, Versant reported revenues of $4.4 million compared to $4.1 million for the same quarter last year, representing an increase of approximately 6%. Two customers accounted for 24% of total revenues in the quarter, whereas no customer accounted for more than 10% in the same period last year.

Income from operations for the quarter was $0.9 million compared to $0.6 million in the same period last year. Net income for the quarter was $0.9 million and diluted net income per share was $0.28 compared to net income of $1.6 million and diluted net income per share of $0.45 for the fourth quarter of fiscal 2009. The decrease in net income in the fourth quarter of fiscal 2010 compared to the same quarter in fiscal 2009 was largely the result of an income tax benefit of approximately $1.0 million recorded in the fourth quarter of fiscal 2009, which was not repeated in the fourth quarter of fiscal 2010.

Results for Fiscal Year Ended October 31, 2010

Revenues were approximately $15.8 million for the fiscal year ended October 31, 2010 compared to approximately $18.2 million for fiscal 2009, a decrease of approximately 13%. This decrease was primarily attributable to lower maintenance revenues and, to a lesser extent, to lower license revenues, primarily from the first quarter of fiscal 2010 compared to the same quarter in fiscal 2009.  One customer accounted for 12% of total revenues in fiscal 2010.

Income from operations for fiscal 2010 was $2.0 million compared to $4.0 million for fiscal 2009.  Net income for fiscal 2010 was $1.7 million, a decrease of 66% from net income of $4.8 million in fiscal 2009, and diluted net income per share for fiscal 2010 was $0.48 compared to diluted net income per share of $1.32 in fiscal 2009.

New Stock Repurchase Program Approved

Versant’s Board of Directors has approved a new stock repurchase program. Under the program, Versant is authorized to repurchase up to $5.0 million worth of its outstanding common shares from time to time on the open market, in block trades or otherwise. Whether any such repurchases are made will depend on market conditions, the share price and other factors. The program may be suspended or discontinued at any time and no assurance can be given that any stock repurchases will in fact be made under this program. Any repurchases made under the program are expected to be funded from the Company’s working capital.

The new stock repurchase program succeeds Versant’s fiscal 2010 repurchase program, which expired by its terms on October 31, 2010. Under that repurchase program the Company repurchased a total of 356,104 common shares from December 2009 to October 2010 at an average price of $12.06 per share for a total amount of approximately $4.3 million.

Guidance for Fiscal 2011

“In the fourth quarter of fiscal 2010, Versant was able to increase its revenues relative to the same period last year. For the year ended October 31, 2010, Versant achieved its revised revenue guidance of $15.5 million to $16.5 million and exceeded its revised guidance for income from operations of $1.0 million to $1.7 million.  As a result of our increased sales and marketing efforts, Versant was able to win 22 new customers during the year”, said Jochen Witte, CEO of Versant Corporation.

“The Company currently expects to increase its fiscal 2011 revenues by approximately 5% over its revenues for fiscal 2010. The Company plans to continue to increase sales and marketing spending in fiscal 2011 in order to continue to build momentum in new customer acquisitions, and as a result, the Company expects its net income for fiscal 2011 to remain essentially unchanged from its net income for fiscal 2010.”

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software, which helps companies to handle complex information in environments that have high performance and high availability requirements. Using the Versant Object Database, customers cut hardware costs, speed and simplify their development efforts, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Siemens, US Government, and Financial Times.  For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statements in this press release regarding (i) the Company’s guidance and forecasts of our future revenues and net income for fiscal 2011, and (ii) the Company’s current expectation that it will continue to increase sales and marketing spending in fiscal 2011. Investors are cautioned that any such forward-looking statements are not guarantees of Versant’s future performance or other matters and involve significant risks and uncertainties.

There are many important factors and risks that could cause our actual results to differ materially from those anticipated in the forward-looking statements. These factors, risks and uncertainties include, without limitation: the impact of the current downturn in the global economy, which may reduce our customers’ revenues and profits and thus dissuade them from making strategic capital purchase decisions for our products and services; our inability to achieve revenue expectations or projected net income levels as a result of the foregoing factors, delays in the sales cycle for our products and services or failure to close key sales transactions; changing market demands or perceptions of our products and technologies; failure to develop new customers; the fact that our results of operations are highly dependent on sales of our Versant Object Database product; the performance of our resellers; the possibility that existing value added resellers may not remain committed to our software or that their sales activity may not keep pace with their historical results; the timing of larger customer transactions, which may tend to result in significant variations in quarterly revenues and operating results; potential reductions in the prices we charge for our products and services due to competitive conditions or the general economic downturn; changes in currency exchange rates; the Company’s projected increased sales and marketing expense for fiscal 2011, and the Company’s ability to successfully manage its costs and operations and maintain adequate working capital.  The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on Form 10-K for the year ending October 31, 2009, its reports on Form 10-Q and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries.

Conference Call Information

Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date:	Wednesday, December 1, 2010
Time:	1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US:	1-877-941-4774
International:	1-480-629-9760
Conference ID:	4388668
Internet Simulcast*:	http://viavid.net/dce.aspx?sid=00007EAA

*Windows Media Player needed for simulcast. Simulcast is voice only.

Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (650) 232-2416.

A replay of the conference call will be available until December 8, 2010.

Replay number US:	1-877-870-5176
International Replay number:	1-858-384-5517
Replay Pass Code**:	4388668

** Enter the playback pass code to access the replay

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for share amounts)

(unaudited)

	October 31,	October 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$24,911	$27,812
Trade accounts receivable, net of allowance for doubtful accounts of $8 and $36 at October 31, 2010 and 2009, respectively	3,186	2,251
Deferred income taxes	884	939
Other current assets	388	633
Total current assets	29,369	31,635

Property and equipment, net	634	488
Goodwill	8,589	8,410
Intangible assets, net	499	802
Other assets	38	38
Total assets	$39,129	$41,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$164	$154
Accrued liabilities	1,294	1,215
Deferred revenues	3,022	3,475
Total current liabilities	4,480	4,844

Deferred revenues	66	177
Deferred rent	49	—
Other long-term liabilities	90	95
Total liabilities	4,685	5,116

Stockholders’ equity:
Common stock, no par value, 7,500,000 shares authorized, 3,213,122 shares issued and outstanding at October 31, 2010, and 3,552,946 shares issued and outstanding at October 31, 2009	92,654	95,730
Accumulated other comprehensive income, net	43	434
Accumulated deficit	(58,253)	(59,907)
Total stockholders’ equity	34,444	36,257
Total liabilities and stockholders’ equity	$39,129	$41,373

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	October 31,	October 31,	October 31,	October 31,
	2010	2009	2010	2009

Revenues:
License	$2,555	$1,846	$8,342	$9,045
Maintenance	1,797	2,216	7,331	8,833
Professional services	20	77	93	272
Total revenues	4,372	4,139	15,766	18,150

Cost of revenues:
License	63	67	279	273
Amortization of intangible assets	73	77	303	373
Maintenance	372	372	1,470	1,452
Professional services	13	33	61	133
Total cost of revenues	521	549	2,113	2,231

Gross profit	3,851	3,590	13,653	15,919

Operating expenses:
Sales and marketing	1,251	1,055	4,722	4,101
Research and development	966	973	3,778	3,969
General and administrative	710	848	3,143	3,665
Restructuring	—	139	39	139
Total operating expenses	2,927	3,015	11,682	11,874

Income from operations	924	575	1,971	4,045
Interest and other income, net	10	1	150	232
Income before provision for income taxes	934	576	2,121	4,277
Income tax benefit (expense)	(13)	1,034	(467)	562

Net income	$921	$1,610	$1,654	$4,839

Net income per share:
Basic	$0.28	$0.45	$0.48	$1.33
Diluted	$0.28	$0.45	$0.48	$1.32

Shares used in per share calculation:
Basic	3,242	3,560	3,411	3,626
Diluted	3,267	3,610	3,444	3,663